SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b),
(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
(Amendment No. 2)*

MIMECAST LIMITED
(Name of Issuer)
ORDINARY SHARES, $0.012 NOMINAL VALUE
(Title of Class of Securities)
G14838109
(CUSIP Number)
December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G14838109	13G	Page 2 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners VII, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0684335
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,285,476
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,285,476
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,285,476
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.8% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G14838109	13G	Page 3 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) VII, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0684339
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,006,116
	7.	SOLE DISPOSITIVE POWER
	8.	SHARED DISPOSITIVE POWER 1,006,116
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,116
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.7% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G14838109		13G	Page 4 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) VII, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 45-1259906
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 144,564
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 144,564
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 144,564
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G14838109		13G	Page 5 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners VII (Co-Investors), L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0684337
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 52,900
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 52,900
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,900
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G14838109		13G	Page 6 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners Coinvestment Fund II, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 27-3045818
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,518,696
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,518,696
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,518,696
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.2% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G14838109		13G	Page 7 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates Coinvestment II, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 27-3045724
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,533,348
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,533,348
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,533,348
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.2% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G14838109		13G	Page 8 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates VII, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0682601
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,489,056
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,489,056
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,489,056
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.8% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. G14838109		13G	Page 9 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates VII, Ltd. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 98-0682598
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,489,056
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,489,056
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,489,056
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.8% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. G14838109		13G	Page 10 of 17 Pages

1.	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 35-2158588
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,022,404
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,022,404
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,022,404
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.0% (based on 60,349,921 Ordinary Shares outstanding as of December 31, 2018 as reported on the Issuer’s Form 10-Q as filed with the SEC on February 11, 2019)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Item 1(a).	Name of Issuer:
Mimecast Limited (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
CityPoint, One Ropemaker Street, Moorgate
London EC2Y 9AW
United Kingdom
Item 2(a).	Name of Person Filing:
This Statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”): (i) Insight Venture Partners VII, L.P., a Cayman Islands exempted limited partnership (“IVP”); (ii) Insight Venture Partners (Cayman) VII, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman”); (iii) Insight Venture Partners (Delaware) VII, L.P., a Delaware limited partnership (“IVP Delaware”); (iv) Insight Venture Partners VII (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors” and together with IVP, IVP Cayman, and IVP Delaware, the “Insight VII Funds”); (v) Insight Venture Partners Coinvestment Fund II, L.P., a Delaware limited partnership (“IVP Co-Investment Fund II”); (vi) Insight Venture Associates Coinvestment II, L.P., a Delaware limited partnership (“IVP Associates Co-Investment”); (vii) Insight Venture Associates VII, L.P., a Cayman Islands exempted limited partnership (“IVA”); (viii) Insight Venture Associates VII, Ltd., a Cayman Islands exempted company (“IVA Ltd”); and (ix) Insight Holdings Group, LLC, a Delaware limited liability company (“Insight Holdings”). The general partner of each of the Insight VII Funds is IVA, whose general partner is IVA Ltd. The general partner of IVP Co-Investment Fund II is IVP Associates Co-Investment. The sole shareholder of IVA Ltd and general partner of IVP Associates Co-Investment is Insight Holdings.
Item 2(b).	Address of Principal Business Office or, if None, Residence:
The address of the principal business and principal office of each of the Reporting Persons is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.
Item 2(c).	Citizenship:
Insight Venture Partners VII, L.P. – Cayman Islands
Insight Venture Partners (Cayman) VII, L.P. – Cayman Islands
Insight Venture Partners (Delaware) VII, L.P. – Delaware
Insight Venture Partners VII (Co-Investors), L.P. – Cayman Islands
Insight Venture Partners Coinvestment Fund II, L.P. – Delaware
Insight Venture Associates Coinvestment II, L.P. – Delaware
Insight Venture Associates VII, L.P. – Cayman Islands
Insight Venture Associates VII, Ltd. – Cayman Islands
Insight Holdings Group, LLC – Delaware

Item 2(d).	Title of Class of Securities:
Ordinary Shares, nominal value $0.012 per share (“Ordinary Shares”).
Item 2(e).	CUSIP Number:
G14838109
Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Not applicable.
Item 4.	Ownership.
For IVP:

(a)	Amount beneficially owned: 2,285,476 Ordinary Shares

(b)	Percent of class: 3.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 2,285,476

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 2,285,476

For IVP Cayman:

(a)	Amount beneficially owned: 1,006,116 Ordinary Shares

(b)	Percent of class: 1.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(iii)	Shared power to vote or to direct the vote: 1,006,116

(iii)	Sole power to dispose or to direct the disposition of: 0

(v)	Shared power to dispose or to direct the disposition of: 1,006,116
For IVP Delaware:

(a)	Amount beneficially owned: 144,564 Ordinary Shares

(b)	Percent of class: 0.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(iv)	Shared power to vote or to direct the vote: 144,564

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 144,564
For IVP Co-Investors:

(a)	Amount beneficially owned: 52,900 Ordinary Shares

(b)	Percent of class: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(v)	Shared power to vote or to direct the vote: 52,900

(iii)	Sole power to dispose or to direct the disposition of:

(iv)	Shared power to dispose or to direct the disposition of: 52,900
For IVP Co-Investment Fund II:

(a)	Amount beneficially owned: 2,518,696 Ordinary Shares

(b)	Percent of class: 4.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(vi)	Shared power to vote or to direct the vote: 2,518,696

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 2,518,696

For IVP Associates Co-Investment:

(a)	Amount beneficially owned: 2,533,348 Ordinary Shares

(b)	Percent of class: 4.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(vii)	Shared power to vote or to direct the vote: 2,533,348

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 2,533,348
For IVA:

(a)	Amount beneficially owned: 3,489,056 Ordinary Shares

(b)	Percent of class: 5.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(viii)	Shared power to vote or to direct the vote: 3,489,056

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 3,489,056

For IVA Ltd:

(a)	Amount beneficially owned: 3,489,056 Ordinary Shares

(b)	Percent of class: 5.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ix)	Shared power to vote or to direct the vote: 3,489,056

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 3,489,056
For Insight Holdings:

(a)	Amount beneficially owned: 6,022,404 Ordinary Shares

(b)	Percent of class: 10.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(x)	Shared power to vote or to direct the vote: 6,022,404

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 6,022,404

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
As the general partner of the Insight VII Funds, IVA may be deemed to beneficially own all 3,489,056 Ordinary Shares held directly by the Insight VII Funds. As the general partner of IVA, IVA Ltd may be deemed to beneficially own all 3,489,056 Ordinary Shares held directly by the Insight VII Funds. As the general partner of IVP Co-Investment Fund II, IVP Associates Co-Investment may be deemed to beneficially own all 2,518,696 Ordinary Shares held directly by IVP Co-Investment Fund II. As the sole shareholder of IVA Ltd and general partner of IVP Associates Co-Investment, Insight Holdings may be deemed to beneficially own all 3,489,056 Ordinary Shares held directly by the Insight VII Funds, all 2,518,696 IVP Co-Investment Fund II and all 14,652 Ordinary Shares held directly by IVP Associates Co-Investment. The foregoing is not an admission by Insight Holdings, IVA, IVA Ltd or IVA Associates Co-Investment that it is the beneficial owner of any Ordinary Shares held by the Insight VII Funds, IVP Co-Investment Fund II, or IVP Associates Co-Investment, nor is it an admission by any of the Insight VII Funds, IVP Co-Investment Fund II or IVP Associates Co-Investment that it is the beneficial owner of the Ordinary Shares held by the other of the Insight VII Funds, IVP Co-Investment Fund II or IVP Associates Co-Investment.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2019
INSIGHT HOLDINGS GROUP, LLC
By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Attorney-in-Fact

INSIGHT VENTURE PARTNERS VII, L.P.
By:	Insight Venture Associates VII, L.P., its general partner
By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Vice President

INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.
By:	Insight Venture Associates VII, L.P., its general partner
By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Vice President

INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P.
By:	Insight Venture Associates VII, L.P., its general partner
By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Vice President

INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.
By:	Insight Venture Associates VII, L.P., its general partner
By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Vice President

[Signature Page to Schedule 13G]

INSIGHT VENTURE ASSOCIATES VII, L.P.
By:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Vice President

INSIGHT VENTURE ASSOCIATES VII, LTD.

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Vice President

INSIGHT VENTURE PARTNERS COINVESTMENT FUND II, L.P.
By:	Insight Venture Associates Coinvestment II, L.P., its general partner

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Vice President

INSIGHT VENTURE ASSOCIATES COINVESTMENT II, L.P.

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

[Signature Page to Schedule 13G]